NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on July 13, 2026, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on July 01, 2026, the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger of TopBuild Corp. and QXO, Inc. became effective on July 1, 2026. Each shareholder had the right to elect to receive either Cash Consideration or Stock Consideration, subject to proration, for each Common Stock of TopBuild Corp. held. If no election is made by the election deadline, it will be treated as having elected to receive the stock consideration. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on July 01, 2026.